As filed with the Securities and Exchange Commission on April 7, 2020

Registration No. 333-232387

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

☒ REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☐ Pre-effective Amendment

☒ Post-effective Amendment No. 1

(Check appropriate box or boxes)

Golub Capital BDC, Inc.

(Exact Name of Registrant as Specified in Charter)

200 Park Avenue

25th Floor

New York, NY 10166

(Address of Principal Executive Offices)

(212) 750-6060

(Area Code and Telephone Number)

David B. Golub

Golub Capital BDC, Inc.

200 Park Avenue

25th Floor

New York, NY 10166

(212) 750-6060

(Name and Address of Agent for Service)

Copies to:

Thomas J. Friedmann

David J. Harris

Matthew J. Carter

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA 02110-2605

Telephone: (617) 728-7100

Approximate Date of Proposed Public Offering: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333- 232387) of Golub Capital BDC, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely for the purpose of updating certain exhibits to the Registration Statement. Other than Item 25 of Part C of the Registration Statement, no changes have been made to the Registration Statement. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25 of Part C of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The other contents of the Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

Item 25. Financial Statements and Exhibits

(1) Financial Statements

The consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 have been incorporated by reference in this registration statement in “Part A — Information Required in a Prospectus.”

The consolidated financial statements as of September 30, 2019 and September 30, 2018, for each of the three years in the period ended September 30, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2019 have been incorporated by reference in this registration statement in “Part A — Information Required in a Prospectus.”

(2) Exhibits

(a)(1)	Form of Certificate of Incorporation (Incorporated by reference to Exhibit (a)(2) to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-163279), filed on March 24, 2010).
(a)(2)	Certificate of Amendment to Certificate of Incorporation of Golub Capital BDC, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on September 4, 2019).
(b)	Form of Bylaws (Incorporated by reference to Exhibit (b)(2) to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-163279), filed on March 24, 2010).
(c)	Not applicable.
(d)(1)	Form of Stock Certificate (Incorporated by reference to Exhibit (d) to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-163279), filed on March 24, 2010).
(d)(2)	Form of Subscription Rights Certificate*
(d)(3)	Form of Notice to Stockholders Who Are Record Holders*

(d)(4)	Form of Notice to Stockholders Who Are Acting as Nominees*
(d)(5)	Form of Notice to Clients of Stockholders Who Are Acting as Nominees*
(d)(6)	Form of Beneficial Owner Election Form*
(d)(7)	Form of Notice of Guaranteed Delivery*
(d)(8)	Subscription and Information Agent Agreement between Golub Capital BDC, Inc. and Broadridge Corporate Issuer Solutions, Inc.*
(d)(9)	Form of Indenture (Incorporated by reference to Exhibit (d)(3) to the Registrant’s Registration Statement on Form N-2 (File No. 333-174756), filed on June 7, 2011).
(d)(10)	Form of Subscription Agent Agreement (Incorporated by reference to Exhibit (d)(4) to the Registrant’s Registration Statement on Form N-2 (File No. 333-174756), filed on June 7, 2011).
(d)(11)	Form of Warrant Agreement (Incorporated by reference to Exhibit (d)(5) to the Registrant’s Registration Statement on Form N-2 (File No. 333-174756), filed on June 7, 2011).
(d)(12)	Form of Certificate of Designation for Preferred Stock (Incorporated by reference to Exhibit (d)(6) to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-174756), filed on August 25, 2011).
(d)(13)	Form T-1 Statement of Eligibility of U.S. Bank National Association, as Trustee, with respect to the Form of Indenture (Incorporated by reference to Exhibit 25.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 814-00794), filed on February 10, 2020).
(e)	Amended and Restated Dividend Reinvestment Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on May 5, 2011).
(f)	Not applicable.
(g)	Third Amended and Restated Investment Advisory Agreement, dated September 16, 2019, by and between the Registrant and GC Advisors LLC (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on September 16, 2019).
(h)(1)	Form of Underwriting Agreement for equity securities (Incorporated by reference to Exhibit (h)(1) to the Registrant’s Registration Statement on Form N-2 (File No. 333-174756), filed on June 7, 2011).
(h)(2)	Form of Underwriting Agreement for debt securities (Incorporated by reference to Exhibit (h)(2) to the Registrant’s Registration Statement on Form N-2 (File No. 333-174756), filed on June 7, 2011).
(h)(3)	Dealer Manager Agreement by and among Golub Capital BDC, Inc. and Wells Fargo Securities, LLC, as dealer manager, dated April 1, 2020.*
(i)	Not applicable.
(j)	Custody Agreement dated as of April 14, 2010, between the Company and U.S. Bank National Association (Incorporated by reference to Exhibit (j) to the Registrant’s Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 (File No. 333-163279), filed on April 12, 2010).

(k)(1)	Certificate of Appointment of Transfer Agent (Incorporated by reference to Exhibit (k)(1) to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-163279), filed on March 24, 2010).
(k)(2)	Form of Administration Agreement between the Registrant and GC Service Company LLC (Incorporated by reference to Exhibit (k)(2) to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-163279), filed on March 24, 2010).
(k)(3)	Form of Trademark License Agreement between the Registrant and Golub Capital Management LLC (Incorporated by reference to Exhibit (k)(3) to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-163279), filed on March 24, 2010).
(k)(4)	Purchase Agreement, dated June 5, 2014, by and among the Registrant, Golub Capital BDC CLO 2014 LLC and Wells Fargo Securities, LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on June 6, 2014).
(k)(5)	Loan Sale Agreement, dated June 5, 2014, by and between the Registrant and Golub Capital BDC CLO 2014 LLC (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on June 6, 2014).
(k)(6)	Indenture, dated June 5, 2014, by and between Golub Capital BDC CLO 2014 LLC and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on June 6, 2014).
(k)(7)	Collateral Management Agreement, dated June 5, 2014, by and between Golub Capital BDC CLO 2014 LLC and GC Advisors LLC (Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on June 6, 2014).
(k)(8)	Amended and Restated Revolving Loan Agreement, dated as of June 21, 2019, by and between the Registrant, as the borrower, and GC Advisors LLC, as the lender (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on June 25, 2019).
(k)(9)	Supplemental Indenture No. 1, dated as of March 23, 2018, to the Indenture dated as of June 5, 2014 by and between Golub Capital BDC CLO 2014 LLC, as Issuer, and Wells Fargo Bank, National Association, as Trustee (Incorporated by reference to Exhibit (k)(28) to the Registrant’s Post-effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-215285), filed on April 27, 2018).
(k)(10)	Purchase Agreement dated as of November 1, 2018 by and among Golub Capital BDC CLO III LLC, Golub Capital BDC CLO III Depositor LLC and Morgan Stanley & Co. LLC (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on November 2, 2018).
(k)(11)	Indenture, dated as of November 16, 2018, by and between Golub Capital BDC CLO III LLC and US Bank National Association (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on November 21, 2018).
(k)(12)	Collateral Management Agreement, dated as of November 16, 2018, by and between Golub Capital BDC CLO III LLC and GC Advisors LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on November 21, 2018).
(k)(13)	Master Loan Sale Agreement, dated as of November 16, 2018, by and among Golub Capital BDC, Inc., as the seller, GC Advisors LLC, as the closing date seller, Golub Capital BDC CLO III LLC, as the buyer, and Golub Capital BDC 2010-1 LLC, as the warehouse borrower (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on November 21, 2018).
(k)(14)	Master Loan Sale Agreement, dated as of November 16, 2018, by and among Golub Capital BDC, Inc., as the seller, Golub Capital BDC CLO III Depositor LLC, as the intermediate seller, and Golub Capital BDC CLO III LLC, as the buyer (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on November 21, 2018).

(k)(15)	Loan and Servicing Agreement, dated as of February 1, 2019, among Golub Capital BDC Funding II LLC, as the borrower; Golub Capital BDC, Inc., as the originator and as the servicer; Morgan Stanley Senior Funding, Inc., as the administrative agent; each of the lenders from time to time party thereto; each of the securitization subsidiaries from time to time party thereto; and Wells Fargo Bank, N.A., as the collateral agent, account bank and collateral custodian (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on February 7, 2019).
(k)(16)	Purchase and Sale Agreement, dated as of February 1, 2019, by and between Golub Capital BDC Funding II LLC, as the purchaser, and Golub Capital BDC, Inc., as the transferor (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on February 7, 2019).
(k)(17)	First Amendment to the Amended and Restated Revolving Loan Agreement, dated as of October 28, 2019, by and between Golub Capital BDC, Inc. as the borrower and GC Advisors LLC as the lender (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on October 31, 2019).
(k)(18)	Second Amendment to Loan and Servicing Agreement, dated as of September 6, 2019, by and among Golub Capital BDC Funding II LLC, as the borrower; Golub Capital BDC, Inc., as the originator and as the servicer; Morgan Stanley Senior Funding, Inc., as the administrative agent; and Morgan Stanley Bank, N.A., as the lender (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on September 12, 2019).
(k)(19)	Third Amendment to Loan and Servicing Agreement, dated as of October 11, 2019, among Golub Capital BDC Funding II LLC, as the borrower; Golub Capital BDC, Inc., as the originator and as the servicer; Morgan Stanley Senior Funding, Inc., as the administrative agent; and Morgan Stanley Bank N.A., as lender (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on October 16, 2019).
(k)(20)	Fourth Amendment to Loan and Servicing Agreement, dated as of March 20, 2020, by and among Golub Capital BDC Funding II LLC, as the borrower; Golub Capital BDC, Inc., as the originator and as the servicer; Morgan Stanley Senior Funding, Inc., as the administrative agent; and Morgan Stanley Bank, N.A., as the lender (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00794), filed on March 26, 2020).
(k)(21)	Amended and Restated Loan and Servicing Agreement, dated as of May 13, 2015, by and among GCIC Funding LLC, as the borrower; GC Advisors LLC , as the servicer; Golub Capital Investment Corporation, as the transferor, the institutional lenders identified on the signature pages thereto, Wells Fargo Bank, N.A., as the swingline lender, collateral agent, account bank, collateral custodian and administrative agent (Incorporated by reference to Exhibit 10.4 to Golub Capital Investment Corporation’s Registration Statement on Form 10 (File No. 000-55696), filed on September 15, 2016).
(k)(22)	Second Amendment to Amended and Restated Loan and Servicing Agreement, dated as of March 9, 2016, by and among GCIC Funding LLC, as the borrower; GC Advisors LLC, as the servicer; Golub Capital Investment Corporation, as the transferor; the institutional lenders identified on the signature pages thereto; and Wells Fargo Bank, N.A., as the swingline lender, collateral agent, account bank, collateral custodian and administrative agent (Incorporated by reference to Exhibit 10.6 to Golub Capital Investment Corporation’s Registration Statement on Form 10 (File No. 000-55696), filed on September 15, 2016).

(k)(23)	Third Amendment to Amended and Restated Loan and Servicing Agreement, dated as of May 11, 2017, by and among GCIC Funding LLC, as the borrower; GC Advisors LLC, as the servicer Golub Capital Investment Corporation, as the transferor, the institutional lenders identified on the signature pages thereto, Wells Fargo Bank, N.A., as the swingline lender, collateral agent, account bank, collateral custodian and administrative agent (Incorporated by reference to Exhibit 10.1 to Golub Capital Investment Corporation’s Quarterly Report on Form 10-Q (File No. 814-01128), filed on August 9, 2017).
(k)(24)	Fourth Amendment to Amended and Restated Loan and Servicing Agreement, dated as of August 8, 2017, by and among GCIC Funding LLC, as the borrower; GC Advisors LLC, as the servicer; Golub Capital Investment Corporation, as the transferor, the institutional lenders identified on the signature pages thereto, Wells Fargo Bank, N.A., as the swingline lender, collateral agent, account bank, collateral custodian and administrative agent (Incorporated by reference to Exhibit 10.22 to Golub Capital Investment Corporation’s Annual Report on Form 10-K (File No. 814-01128), filed on November 28, 2017).
(k)(25)	Fifth Amendment to Amended and Restated Loan and Servicing Agreement, dated as of August 30, 2017, by and among GCIC Funding LLC, as the borrower; GC Advisors LLC, as the servicer; Golub Capital Investment Corporation, as the transferor, the institutional lenders identified on the signature pages thereto, Wells Fargo Bank, N.A., as the swingline lender, collateral agent, account bank, collateral custodian and administrative agent (Incorporated by reference to Exhibit 10.1 to the Golub Capital Investment Corporation’s Current Report on Form 8-K (File No. 814-01128), filed on August 30, 2017).
(k)(26)	Sixth Amendment to Amended and Restated Loan and Servicing Agreement, First Amendment to Collection Account Agreement and First Amendment to Unfunded Exposure Account Agreement, dated as of May 25, 2018, by and among GCIC Funding LLC, as the borrower; Golub Capital Investment Corporation, as the transferor; GC Advisors LLC, as the servicer; the institutional lenders identified on the signature pages thereto; Wells Fargo Bank, N.A., as the swingline lender, collateral agent, account bank, collateral custodian, and administrative agent (Incorporated by reference to Exhibit 10.1 to Golub Capital Investment Corporation’s Current Report on Form 8-K (File No. 814-01128), filed on May 31, 2018).
(k)(27)	Joinder Supplement, dated as of November 2, 2018, by and among GCIC Funding LLC, as the Borrower, Wells Fargo Bank, N.A., as an Institutional Lender and Wells Fargo Bank, N.A., as the Administrative Agent (Incorporated by reference to Exhibit 10.1 to Golub Capital Investment Corporation’s Current Report on Form 8-K (File No. 814-01128), filed on November 7, 2018).
(k)(28)	Seventh Amendment to Amended and Restated Loan and Servicing Agreement, dated as of March 21, 2019, by and among GCIC Funding LLC, as the borrower; GC Advisors LLC, as the servicer; Golub Capital Investment Corporation, as the transferor; the institutional lenders identified on the signature pages thereto; Wells Fargo Bank, N.A., as the swingline lender, collateral agent, account bank, collateral custodian, and administrative agent (Incorporated by reference to Exhibit 10.1 to Golub Capital Investment Corporation’s Current Report on Form 8-K (File No. 814-01128), filed on March 26, 2019).
(k)(29)	Eighth Amendment to Amended and Restated Loan and Servicing Agreement, dated as of May 29, 2019, by and among GCIC Funding LLC, as the borrower; GC Advisors LLC, as the servicer; Golub Capital Investment Corporation, as the transferor; the institutional lenders identified on the signature pages thereto; Wells Fargo Bank, N.A., as the swingline lender, collateral agent, account bank, collateral custodian, and administrative agent (Incorporated by reference to Exhibit 10.1 to Golub Capital Investment Corporation’s Current Report on Form 8-K (File No. 814-01128), filed on June 3, 2019).

(k)(30)	Loan Financing and Servicing Agreement, dated as of December 31, 2018, by and among GCIC Funding II LLC, as borrower, Golub Capital Investment Corporation, as equityholder and as servicer, the lenders from time to time party thereto, Deutsche Bank AG, New York Branch, as facility agent, the other agents parties thereto, each of the entities from time to time party thereto as securitization subsidiaries, and Wells Fargo Bank, National Association, as collateral agent and as collateral custodian (Incorporated by reference to Exhibit 10.1 to Golub Capital Investment Corporation's Current Report on Form 8-K (File No. 814-01128), filed on January 7, 2019).
(k)(31)	Sale and Contribution Agreement, dated as of December 31, 2018, between Golub Capital Investment Corporation, as seller, and GCIC Funding II LLC, as purchaser (Incorporated by reference to Exhibit 10.2 to Golub Capital Investment Corporation’s Current Report on Form 8-K (File No. 814-01128), filed on January 7, 2019).
(k)(32)	Note Purchase Agreement, dated December 13, 2018, by and among GCIC CLO II LLC and Wells Fargo Securities, LLC (Incorporated by reference to Exhibit 10.1 to Golub Capital Investment Corporation’s Current Report on Form 8-K (File No. 814-01128), filed on December 19, 2018).
(k)(33)	Indenture, dated December 13, 2018, by and between GCIC CLO II LLC and The Bank of New York Mellon Trust Company, N.A. (Incorporated by reference to Exhibit 10.2 to Golub Capital Investment Corporation’s Current Report on Form 8-K (File No. 814-01128), filed on December 19, 2018).
(k)(34)	Collateral Management Agreement, dated December 13, 2018, by and between GCIC CLO II LLC and GC Advisors LLC (Incorporated by reference to Exhibit 10.3 to Golub Capital Investment Corporation’s Current Report on Form 8-K (File No. 814-01128), filed on December 19, 2018).
(k)(35)	Master Loan Sale Agreement by and among Golub Capital Investment Corporation, as the seller, GC Advisors LLC, as the closing date seller, GCIC CLO II LLC, as the buyer, and GCIC Funding LLC, as the warehouse borrower, dated as of December 13, 2018 (Incorporated by reference to Exhibit 10.4 to Golub Capital Investment Corporation’s Current Report on Form 8-K (File No. 814-01128), filed on December 19, 2018).
(k)(36)	Master Loan Sale Agreement by and among Golub Capital Investment Corporation, as the seller, GCIC CLO II Depositor LLC, as the intermediate seller, and GCIC CLO II LLC, as the buyer, dated as of December 13, 2018 (Incorporated by reference to Exhibit 10.5 to Golub Capital Investment Corporation’s Current Report on Form 8-K (File No. 814-01128), filed on December 19, 2018).
(l)(1)	Opinion and Consent of Dechert LLP, special counsel for Registrant (Incorporated by reference to Exhibit (l) to the Registrant’s Registration Statement on Form N-2 (File No. 333-232387), filed on June 27, 2019).
(l)(2)	Opinion and Consent of Dechert LLP, special counsel for Registrant.*
(m)	Not applicable.
(n)	Consent of Ernst & Young LLP (Incorporated by reference to Exhibit 99.1 to the Registrant's Quarterly Report on Form 10-Q (File No. 814-00794), filed on February 10, 2020).
(o)	Not applicable.
(p)	Not applicable.
(q)	Not applicable.
(r)(1)	Code of Ethics of the Registrant and GC Advisors (Incorporated by reference to Exhibit 14.1 to the Registrant’s Quarterly Report on Form 10-K (File No. 814-00794), filed on November 25, 2019).
(s)(1)	Form of Prospectus Supplement for Common Stock Offerings (Incorporated by reference to Exhibit (s)(1) to the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-174756) filed on August 26, 2011).
(s)(2)	Form of Prospectus Supplement for Preferred Stock Offerings (Incorporated by reference to Exhibit (s)(2) to the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-174756) filed on August 26, 2011).

(s)(3)	Form of Prospectus Supplement for Debt Offerings (Incorporated by reference to Exhibit (s)(3) to the Registrant’s Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-193308), filed on December 11, 2014).
(s)(4)	Form of Prospectus Supplement for Rights Offerings (Incorporated by reference to Exhibit (s)(4) to the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-174756) filed on August 26, 2011).
(s)(5)	Prospectus Supplement for Transferable Rights Offering (Incorporated by reference to the Registrant’s Prospectus Supplement on Form 497 (File No. 333-232387) filed on April 1, 2020).
(s)(6)	Form of Prospectus Supplement for Warrant Offerings (Incorporated by reference to Exhibit (s)(5) to the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-174756) filed on August 26, 2011).
(s)(7)	Form of Prospectus Supplement for Convertible Debt Offerings (Incorporated by reference to Exhibit (s)(6) to the Registrant’s Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-193308), filed on December 11, 2014).
(s)(8)	Power of Attorney (Incorporated by reference to the signature page to the Registrant’s Registration Statement on Form N-2 (File No. 333-232387) filed on June 27, 2019).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on the 7th day of April, 2020.

GOLUB CAPITAL BDC, INC.

By: /s/ David B. Golub David B. Golub Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ David B. Golub David B. Golub	Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2020
/s/ Ross A. Teune Ross A. Teune	Chief Financial Officer (Principal Financial and Accounting Officer)	April 7, 2020
* Lawrence E. Golub	Chairman of the Board of Directors	April 7, 2020
* John T. Baily	Director	April 7, 2020
* Kenneth F. Bernstein	Director	April 7, 2020
* Anita R. Rosenberg	Director	April 7, 2020
* William M. Webster IV	Director	April 7, 2020

*By: /s/ David B. Golub Attorney-in-Fact